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                                                                    EXHIBIT 10.3



December 7, 1999

Jeanne Eller McDougall
802 Wilkinson Drive NE
Leesburg, VA 20176

Dear Jeanne:

It's been a pleasure to meet with you regarding the opportunities and challenges at Jenny Craig, and this letter will formalize our employment offer to you. While your duties will involve the broad spectrum of Jenny Craig Inc.'s business, the following is an outline of the specific responsibilities you will assume, and the other issues we discussed, upon your joining the Company:

1. Your position will be Vice President, Communications reporting directly to Duayne Weinger, Chief Administrative Officer (CAO).

2. The duties for this position involve the oversight and responsibility for the Company's public relations function including developing a corporate vision and strategic plan which supports the company's business goals. You will interact with all levels of management to define and prioritize internal and external customer needs as well as perform similar and incidental duties as required.

3. Your annual compensation will be one hundred and fifty thousand dollars ($150,000) per year payable on a bi-monthly basis (the 10th and the 25th). Your reporting date is January 3, 2000. Your performance review will be every January 3. For the remainder of this fiscal year (FY00) you will also be eligible to participate in any executive incentive compensation plan that might be initiated. Your bonus, if a plan is implemented, will be pro-rated from your date of hire to June 30, 2000.

4. You will receive an option to purchase twenty-five thousand (25,000) shares of common stock of the Company in concert with the Company's Stock Option Plan and subject to Board approval. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment. The vesting period for options will be over a four (4) year period in four (4) annual equal installments of twenty five percent (25%), the first of which will vest on the first anniversary of your employment with the Company.


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Jeanne McDougall
December 7, 1999
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5.   Upon joining the Company you will be afforded the same fringe benefit opportunities as other senior executives in the Company, e.g., group health, life, disability, 401(k), upon your initial hire date you will begin accruing Paid-Time-Off (PTO) at the rate of 6 hours per pay period or 18 days per year. The Company may modify these plans as well as the written policies of the Company from time to time.

6. The Company wishes to assist you with your relocation to San Diego by providing you with a $24,000 interest free loan. The terms and conditions of this loan include a repayment schedule at the rate of $2,000 per month. You will need to sign a Promissory Note for this loan. In addition to this loan, we will provide three (3) coach fare round trips per year for your daughters, to visit their father. The Company will be not responsible for the safety and health of your children while they are traveling or otherwise. This arrangement will terminate upon the 18th birthday of each of your daughters or sooner if you are no longer employed by the Company.

7. The Company will pay the expense of moving the reasonable and ordinary household effects to San Diego, including packing and unpacking, transportation, and insurance. If needed, Company will also reimburse you for reasonable and ordinary storage charges on household furniture until your purchase of a new home in San Diego not to exceed 60 days

8. The Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If your employment is terminated by the Company without cause, or by you within ninety (90) days following a change of control of the Company, upon receipt of a general release signed by you, you will receive a severance payment equal to your then current annual salary payable in twelve (12) equal monthly installments. Further, if your employment is terminated, all compensation, benefits, and rights you may have under this Agreement will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period), a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business.

9. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or other affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to


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Jeanne McDougall
December 7, 1999
Page 3


     preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which relate to the operations, business or other affairs of the Company. You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly (a) employ or engage as an independent contractor or seek to employ, engage or retain any person, who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee, engaged as an independent contractor or otherwise retained by the Company; or (b) induce any person or entity to leave his employment with the Company, terminate an independent contractor relationship with the Company or terminate or reduce any contractual relationship with the Company.

10. You and the Company agree that if either party alleges a violation of the terms of this offer letter, or any other disagreements or disputes arise in connection with this letter or your employment or termination of your employment, any such disputes shall be settled exclusively by arbitration in the City of San Diego by one or more experienced labor and employment law arbitrator(s) licensed to practice law in California and selected in accordance with the commercial arbitration rules of the American Arbitration Association. This arbitration agreement includes, but is not limited to, any claim based on state or federal laws regarding: age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination or no-retaliation laws, including, without limitation, Title VII, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the Equal Pay Act, and the California Fair Employment and Housing Act, all as amended. You and the Company understand and agree that they are both waiving any right to a jury trial based on these claims. The arbitrator(s) cannot have the power to modify any of the provisions of this offer letter. The arbitrator(s) decision shall be final and binding upon both you and the Company and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

11. Should any provision of this agreement be declared or be determined by an arbitrator or any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

12. This agreement does not restrict the Company's right to pursue claims and obtain injunctive relief and/or other equitable relief, including but not limited to claims for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which the Company may seek and obtain relief from a court of competent jurisdiction.


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Jeanne McDougall
December 7, 1999
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13.  Only you or an official of the Company may amend this offer letter only in writing.

Please sign this letter below and fax it to Roberta C. Baade, Vice President, Human Resources 858-812-2792 by 5:00 P.M. (PDT) on December 10, 1999 at which time this offer will expire. If you have any questions or concerns about this offer, please don't hesitate to call me (858-812-2414) or Roberta
(858-812-2130).

Jeanne, we are looking forward to your joining Jenny Craig and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.

Sincerely,



Sid Craig
Chairman and CEO

Accepted and agreed:



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Print Name                                   Signature                Date

cc:     Roberta C. Baade